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FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1. Name and Address of Reporting Person*

   Gossett,             Pauline                 G.
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   (Last)               (First)                 (Middle)

                 406 East 85th Street
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                       (Street)

   New York,            New York                10028
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Corporate Realty Income Fund I, L.P.
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   12/30/02
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

   Secretary of Corporate General Partner
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7. Individual or Joint/Group Filing (Check applicable line)

   |X|   Form filed by One Reporting Person
   |_|   Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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                                                                                            5.
                                                                                            Amount of       6.
                                                             4.                             Securities      Owner-
                                     2A.                     Securities Acquired (A)        Beneficially    ship
                                     Deemed     3.           or Disposed of (D)             Owned           Form:
                                     Execution  Transaction  (Instr. 3, 4 and 5)            Following       Direct     7.
                   2.                Date, if   Code         ----------------------------   Reported        (D) or     Nature of
1.                 Transaction       any        (Instr. 8)                   (A)            Transaction(s)  Indirect   Indirect
Title of Security  Date              (Month/    ------------     Amount      or     Price   (Instr. 3       (I)        Ownership
(Instr. 3)         (Month/Day/Year)  Day/Year)   Code     V                  (D)            and 4)          (Instr. 4) (Instr. 4)
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Depository Units
of LP Int.         12/30/02                      P               200         A      $12.60                  I          *
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Depository Units
of LP Int.         12/30/02                      P               400         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               2,220       A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               250         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               250         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               50          A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               400         A      $12.60                  I          *
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Depository Units
of LP Int.         12/30/02                      P               200         A      $12.60                  I          *
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Depository Units
of LP Int.         12/30/02                      P               210         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               20          A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               200         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               150         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               200         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               500         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               170         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               200         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               100         A      $12.00                  I          *
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Depository Units
of LP Int.         12/30/02                      P               250         A      $12.00  130,063.5       I          *
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.
                                                                                                         Number
                                                                                                         of        10.
                                                                                                         Deriv-    Owner-
            2.                                                                                           ative     ship
            Conver-                           5.                              7.                         Secur-    Form of   11.
            sion                              Number of                       Title and Amount           ities     Deriv-    Nature
            or               3A.              Derivative    6.                of Underlying     8.       Bene-     ative     of
            Exer-            Deemed  4.       Securities    Date              Securities        Price    ficially  Secu-     In-
            cise    3.       Exe-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     rity:     direct
            Price   Trans-   cution  action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct    Bene-
1.          of      action   Date,   Code     of (D)        (Month/Day/Year)            Amount  ative    Reported  (D) or    ficial
Title of    Deriv-  Date     if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    Indirect  Owner-
Derivative  ative   (Month/  (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)       ship
Security    Secur-  Day/     Day/    -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)  ity     Year)    Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
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Explanation of Responses: Indirect ownership represents reporting person's 25%
                          proportionate interest in Vance, Teel & Company, Ltd. The reporting person disclaims beneficial ownership of the remaining 75% proportionate interests owned by the reporting person's spouse and adult children.

                       /s/ Pauline G. Gossett                       12/30/02
                       -------------------------------------        ------------
                       **Signature of Reporting Person              Date
                                   Pauline G. Gossett

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.